EXHIBIT 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Nine Months Ended September 30, 2005		Three Months Ended September 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	12,212	$0.97	12,899	$0.36

Diluted
Average Shares Outstanding	12,212		12,899
Common Stock Equivalents	336		319

	12,548	$0.94	13,218	$0.33

	Nine Months Ended September 30, 2004		Three Months Ended September 30, 2004
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	10,992	$0.81	11,634	$0.28

Diluted
Average Shares Outstanding	10,992		11,634
Common Stock Equivalents	324		204

	11,316	$0.78	11,838	$0.27

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